UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.                      )

Check the appropriate box:
☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement
U.S. RARE EARTHS, INC.
(Name of Registrant As Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

U.S. Rare Earths, Inc.

5600 Tennyson Parkway, Suite 240

Plano, TX 75024

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the holders of more than a majority of the voting power of the stockholders of U.S. Rare Earths, Inc., a Nevada corporation (the “Company” “we”, “us,” or “our”), have approved the following action without a meeting of stockholders in accordance with the Nevada Revised Statutes:

The approval of an amendment to our articles of incorporation to effect a reverse stock split of the issued and outstanding shares of our common stock at a specific ratio within a range from 1-for-2 to 1-for-3 as the Board of Directors shall determine. The action will become effective on the 20th day after the definitive Information Statement is mailed to our stockholders.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Because the written consent of holders of a majority of the voting power of our common stock approving the amendment satisfies all applicable stockholder voting requirements, we are not asking you for a proxy; please do not send us one. We are furnishing this Information Statement to you solely to inform you of the approval of the amendment by the holders of the voting power of our common stock. No action is required by you.

The Information Statement is for information purposes only — Please read it carefully.

	By	order of the Board of Directors
Kevin Cassidy
Chief Executive Officer and Director
August , 2014

U.S. Rare Earths, Inc.

5600 Tennyson Parkway, Suite 240

Plano, TX 75024

INFORMATION STATEMENT

Action by Written Consent of Stockholders

GENERAL INFORMATION

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is being furnished in connection with the action by written consent of stockholders taken without a meeting of a proposal to approve the actions described in this Information Statement. We are mailing this Information Statement to our stockholders of record as of August     , 2014 on or about August          2014.

QUESTIONS AND ANSWERS

Why did I receive this Information Statement?

Stockholders owning a majority of our outstanding shares took action by written consent in lieu of a stockholders’ meeting.  Federal securities laws require that our other stockholders receive this Information Statement before the action can become effective.

What action was taken by written consent?

We obtained stockholder consent for the approval of an amendment to our articles of incorporation, to effect a reverse stock split of the issued and outstanding shares of our common stock at a specific ratio within a range from 1-for-2 to 1-for-3 as our board of directors shall determine.

How many shares of common stock were outstanding on July 21, 2014?

On July 21, 2014, the date we received the consent of the holders of more than a majority of the voting power of our stockholders, there were 32,530,934 shares of common stock outstanding. Holders of common stock are entitled to one vote for each share of common stock.

What vote was obtained to approve the amendment to the certificate of incorporation described in this Information Statement?

We obtained the approval of the holders of approximately 50.1% of the voting power of our outstanding shares of common stock that were entitled to give such consent.

Who is paying the cost of this Information Statement?

We will pay for preparing, printing and mailing this Information Statement. Our costs are estimated at approximately $10,000.

What action do I need to take as a stockholder?

You are not required to take any action.  The actions approved by written consent can take effect after 20 days from the date of mailing this Information Statement.

Am I entitled to appraisal rights?

No. You are not entitled to appraisal rights in accordance with Nevada law in connection with the actions taken by written consent.

Where can I find more information about the company?

As required by law, we file annual, quarterly and current reports and other information with the SEC that contain additional information about our company.  You can inspect and copy these materials at the public reference facilities of the SEC’s Washington, D.C. office, 100 F Street, NE, Washington, D.C. 20549 and on its Internet site at http://www.sec.gov.

AMENDMENT TO THE ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

Approval of an Amendment to Our Articles of Incorporation to Effect a Reverse Split

Our board of directors has adopted a resolution authorizing, but not requiring, it to amend our articles of incorporation to effect a reverse split of our common stock at a ratio of not less than 1-for-2 nor more than 1-for-3. Stockholders holding a majority of the outstanding shares of our common stock have approved the reverse stock split by written consent on August 21, 2014.

Reasons for the Reverse Split

The reverse stock split is intended to increase the per share stock price of our common stock.  As of August     , 2014, the last reported closing price of our common stock was $         per share.  Our board of directors believes that if we are successful in maintaining a higher price per share of our common stock, we will be able to generate greater interest among investors and institutions.  If we are successful in generating such interest, we anticipate that our common stock would have greater liquidity and a stronger investor base.  Our board also believes that a higher stock price is necessary in order for our common stock to qualify for a listing on a national stock exchange. We are interested in becoming listed on the NYSE MKT, which has a minimum market price requirement for new applicants of $2.00 per share. We believe that effecting the reverse stock split will help us achieve such minimum price and allow us to meet the requirement to be listed. However, the effect of the reverse stock split, if any, upon the sustained stock price for our common stock cannot be predicted, and the history of similar reverse stock splits for companies like us is varied. Further, we cannot assure you that the stock price of our common stock after the reverse stock split will be maintained in proportion to the reduction in the number of shares of common stock outstanding as a result of the reverse stock split because, among other things, the stock price of our common stock may be based on our performance and other factors as well.

We selected a reverse stock split ratio range of not less than 1-for-2 nor more than 1-for-3 in order to balance the desire for a higher trading price for our common stock against the potential decreased liquidity from reducing the total number of shares of our common stock that would be issued and outstanding.

Although we believe the reverse stock split is necessary to enable us to accomplish the objectives described above, we cannot assure you that if we effect the reverse stock split that those objectives will be accomplished.

Principal Effects of the Reverse Split

In the event our board determines to effect the reverse stock split, the form of Certificate of Amendment to our Articles of Incorporation (“Certificate of Amendment”) effecting the reverse stock split would be as set forth in Appendix A to this Information Statement. The Certificate of Amendment would effect the reverse stock split but would not change the number of authorized shares of our common stock or preferred stock, or the par value of the our common stock or preferred stock; therefore, the number of shares of common stock authorized to be issued will remain at 100,000,000, the number of shares of preferred stock authorized to be issued will remain at 10,000,000, and the par value of our common stock will remain $0.00001 per share.

In the event the reverse stock split is effected, it will be effected simultaneously for all outstanding shares of our common stock. The reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in us, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share, in which case such fractional share will be rounded up to the next whole share. Common stock issued pursuant to the reverse stock split will remain fully paid and nonassessable. The reverse stock split will not affect our continuing to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

As shown in the table below, in the event the reverse stock split is effected, one of its effects will be to effectively increase the proportion of authorized shares which are unissued relative to those which are issued. This could result in our management being able to issue more shares without further stockholder approval. Our board believes that the continued availability of sufficient shares of our common stock is necessary and desirable to permit us the flexibility of engaging in future equity financings or acquisitions utilizing our common stock.

The following table provides estimates as of August     , 2014 of the number of shares of our common stock (a) authorized, and (b) outstanding, at the following times: (i) prior to any reverse stock split; (ii) in the event the reverse stock split is effected and it is at a 1-for-2 ratio; and (iv) in the event the reverse stock split is effected and it is at a 1-for-3 ratio:

	Number of Shares of Common Stock Authorized	Number of Shares Outstanding (1)(2)
Prior to any reverse stock split	100,000,000	32,530,934
After assumed 1-for-2 reverse stock split	100,000,000	16,265,467
After assumed 1-for-3 reverse stock split	100,000,000	10,843,645

(1)                                 These estimates assume a total of 32,530,934 shares of common stock issued and outstanding immediately prior to the reverse stock split.

(2)                                 These estimates also do not reflect the potential effect of rounding up for fractional shares that may result from the reverse stock split.

Accounting Matters

The reverse stock split will not affect the par value of our common stock per share, which will remain $0.00001 par value per share. As a result, at the effective time of the reverse stock split, the stated capital attributable to common stock and the additional paid-in capital account on our balance sheet will not change due to the reverse stock split. Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

Preferred Stock

We have no preferred stock outstanding, so the reverse stock split will not affect our preferred stock.

Options, Repurchase Options, Restricted Stock Awards, and Warrants

The reverse stock split will cause proportionate adjustments to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, repurchase options, restricted stock awards and warrants entitling holders to purchase, exchange for, or convert into, common stock.  This would result in approximately the same aggregate price being required to be paid under such options, repurchase options and warrants, upon exercise, and approximately the same value of shares of common stock being delivered upon such exercise or conversion, immediately following the reverse stock split as was the case immediately preceding the reverse stock split. The number of shares vesting under restricted stock grants made will be similarly adjusted, subject to our treatment of fractional shares. The number of shares reserved for issuance pursuant to these securities will be proportionately based upon the reverse stock split ratio determined by the board of directors, subject to our treatment of fractional shares.

Fractional Shares

We will not issue fractional shares of stock in connection with the reverse stock split. In lieu thereof, stockholders who would otherwise be entitled to receive a fractional share as a consequence of the reverse stock split will be rounded up to the next whole share of common stock. As a result, stockholders will not receive cash for fractional shares.

Odd Lots

In the event the reverse stock split is effected, it will result in an increased number of stockholders owning “odd lots” of fewer than 100 shares of our common stock after the reverse stock split. The per share costs, including brokerage commissions, of transactions in odd lots, are generally higher than the costs of transactions in “round lots” of multiples of 100 shares.

CUSIP Number

In the event the reverse stock split is effected, our common stock will have a new Committee on Uniform Securities Identification Procedures Number (CUSIP Number), which is a number used to identify our equity securities.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our board or contemplating a tender offer or other transaction for the combination of the Company with another company, the reverse stock split is not being effectuated in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to our board and stockholders. Our board does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of us.

Board Discretion to Effect The Reverse Split

Our board may effect only one reverse stock split in connection with this Information Statement and the reverse stock split must be effected on or before July 17, 2015. If our board desires to delay the reverse stock split until such date, we shall be required to re-obtain stockholder approval and mail you another Information Statement. Our board’s decision to effect the reverse stock split, if at all, will be based on their determination as to the advisability of the reverse stock split, in connection with the considerations described above under the section “Reasons for the Reverse Split.” In the event our board decides to effect the reverse stock split, our board may nonetheless abandon the reverse stock split, without further action by our stockholders, at any time prior to the effectiveness of the filing of the Certificate of Amendment with the Secretary of State of the State of Nevada.

Procedure for Effecting Reverse Split and Exchange of Stock Certificates

If our board believes that effecting the reverse stock split is in the best interests of us and our stockholders, our board will determine the ratio of the reverse stock split to be implemented and publicly announce such ratio.

We will file a Certificate of Amendment with the Secretary of State of Nevada at such time as our board has determined to be the appropriate effective date of the reverse stock split. The text of the Certificate of Amendment is set forth in Appendix A to this information statement. The Certificate of Amendment has received the unanimous approval of our board and has also been approved by stockholders holding a majority of our outstanding shares of common stock.  The text of the Certificate of Amendment is subject to modification to include the applicable ratio for the reverse stock split.

Our board may delay effecting the reverse stock split until July 17, 2015 without re-obtaining stockholder approval. However, we must re-obtain stockholder approval if our board of directors delays effecting the reverse stock split until such date. At the effective time of the reverse stock split, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

The reverse stock split will take place on the effective date without any action on the part of the stockholders. In the event the reverse stock split is effected, as soon as practicable after the effective date, stockholders will be notified that the reverse stock split has been effected. New certificates for shares of our common stock will not be issued at this time.  Stockholders who hold shares in certificated form should not do anything with their certificates at this time.

Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Stockholders holding pre-split shares may, at their own expense, surrender to the exchange agent certificates representing pre-split shares in exchange for certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent and the applicable transfer fee payable by the stockholder. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-split shares.

Effect on Registered and Beneficial Stockholders

Upon the reverse stock split, we intend to treat stockholders holding our common stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our common stock in “street name.”  However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Federal Income Tax Consequences of the Reverse Split

The following is a summary of certain material United States federal income tax consequences of the reverse stock split, does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only.  Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre- reverse stock split shares were, and the post- reverse stock split shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with their own tax advisor with respect to the tax consequences of the reverse stock split. As used herein, the term United States holder means a stockholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any State of the United States or the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

No gain or loss should be recognized by a stockholder upon the stockholder’s exchange of pre- reverse stock split shares for post- reverse stock split shares pursuant to the reverse stock split. The aggregate tax basis of the post- reverse stock split shares received in the reverse stock split will be the same as the stockholder’s aggregate tax basis in the pre- reverse stock split shares exchanged therefor. The stockholder’s holding period for the post- reverse stock split shares will include the period during which the stockholder held the pre- reverse stock split shares surrendered in the reverse stock split.

Our view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

Risks Associated With the Reverse Split

In the event the reverse stock split is effected, stockholders will own fewer shares of common stock than they currently own. While we anticipate that effectuating the reverse stock split will result in an increase in the price of our common stock, we cannot assure you that the reverse stock split will increase the price of our common stock by a multiple equal to the inverse of the reverse stock split ratio or result in the permanent increase in our stock price (which is dependent upon many factors, including our future revenue and performance). Should the price of our common stock decline, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the reverse stock split. Furthermore, the possibility exists that potential liquidity in the price of our common stock could be adversely affected by the reduced number of shares of common stock that would be outstanding after the reverse stock split. As a result, we cannot assure you that the reverse stock split will not adversely affect our stock price.

No Appraisal Rights

Under the Nevada Revised Statutes and our articles of incorporation and bylaws, stockholders are not entitled to appraisal rights with respect to the reverse stock split, and we will not independently provide stockholders with any such right.

BENEFICIAL OWNERSHIP OF SECURITIES AND SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock, as of August     , 2014 by (i) each person known by us to beneficially own more than 5% of our common stock, (ii) each of our directors, (iii) each of our named executive officers, and (iv) all of our executive officers and directors as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Unless otherwise indicated below, each beneficial owner named in the table has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name and Address of Beneficial Owner	No. of Shares Beneficially Owned		Percentage Shares Beneficially Owned(1)
5% Shareholders
Edward F. Cowle	3,250,000		10.0%
1 Renaissance Square Apt 17 F
White Plains, New York 10601
H. Deworth Williams	3,095,000	(2)	9.5%
2681 East Parleys Way, Suite 204
Salt Lake City, UT 84109
Blue Cap Shareholders	7,534,500	(3)	23.2%
Lattimore Shareholders	17,924,908	(4)	48.0%
Directors and Named Executive Officers
Kevin M. Cassidy	5,871,111	(5)	17.3%
F. Scott Chrimes	15,000		*
Michael D. Parnell	1,247,175	(6)	3.8%
Mark Scott	72,000	(7)	*
John Victor Lattimore, Jr.	8,901,158	(8)	24.8%
Nancy Ah Chong	—		—
Mark Crandall	—		—
Senator J. Robert Kerrey	500,000	(9)	1.5%
General (ret) Tommy Franks	500,000	(9)	1.5%
Carol Kondos	250,000	(10)	*
D. Reagan Horton	250,000	(11)	*
All directors and executive officers as a group (9 persons)	16,287,269	(12)	43.7%

* Indicates less than 1%

(1)                                 Based on 32,530,934 shares of common stock outstanding as of August       , 2014. This amount does not include 1,250,000 shares of our common stock that were previously authorized for issuance by our board of directors but are unissued and subject to claim by certain of our former directors.

(2)                                 Based in part upon a Schedule 13D filed by H Deworth Williams on May 9, 2012.

(3)                                 Edward Cowle, H. Deworth Williams, Geoff Williams, Blue Cap, and Children’s International Obesity Fund, as “Blue Cap Shareholders” under the Voting Agreement, may be deemed to have formed a “group” under Rule 13d-5(b) of the Exchange Act. As a result and based solely upon shares of record held by the Blue Cap Shareholders as of August       , 2014, the Blue Cap Shareholders may be deemed to beneficially own 7,534,500 shares of our common stock (or 23.2% of our common stock outstanding) on a combined basis.

(4)                                 Kevin Cassidy, John Victor Lattimore, Jr., Unique Materials, LLC, or Unique Materials, Michael Parnell, Matthew Hoff, Daniel McGroarty and Winston Marshall as “Lattimore Shareholders” under the Voting Agreement, may be deemed to have formed a “group” under Rule 13d-5(b) of the Exchange Act. As a result, as of August       , 2014, the Lattimore Shareholders may be deemed to beneficially own 17,924,908 shares of our common stock (or 48.4% of our common stock outstanding) on a combined basis.

(5)                              Represents (i) 4,450,000 shares of common stock directly owned by Mr. Cassidy, of which 500,000 vest in four equal annual installments commencing on December 31, 2014, and (ii) warrants to purchase 1,421,111 shares of common stock owned by Logic.

(6)                                 Represents shares of common stock owned by the Michael D. Parnell Living Trust.

(7)                                 Represents shares of common stock owned by an entity jointly owned by Mr. Scott and his spouse.

(8)                                 Represents (i) 700,000 shares of common stock directly owned by Mr. Lattimore, of which 500,000 vests in four equal annual installments commencing on December 31, 2014, (ii) 250,000 shares of common stock owned by Mr. Lattimore’s wife, (iii) 2,396,334 shares of common stock owned by Lattimore Properties, Inc., or Lattimore Properties, of which Mr. Lattimore is the President and Chairman, (iv) 2,137,277 shares of common stock owned by Unique Materials which is wholly owned by Lattimore Properties; (v) 66,667 shares of common stock owned by the John & Mark Family Limited Partnership, of which Lattimore Properties is the sole general partner; (vi) warrants to purchase 350,880 shares of common stock owned by Lattimore Properties; and (vii) an option to purchase 3,000,000 shares of common stock owned by Lattimore Properties.

(9)                             Represents 500,000 shares of common stock that vest in four equal annual installments commencing on December 31, 2014.

(10)                          Represents (i) 150,000 shares of common stock that vest in four equal annual installments commencing on December 31, 2014, and (ii) 100,000 shares of common stock owned by Ms. Kondos’ husband.

(11)                          Represents 250,000 shares of common stock that vest in four equal annual installments commencing on December 31, 2014.

(12)                          Represents (i) an aggregate of 11,515,278 shares of common stock, of which 2,400,000 vest in four equal annual installments commencing on December 31, 2014, and (ii) warrants and options to purchase an aggregate of 4,771,991 shares of common stock.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

No person who has been a director or officer of the Company at any time since the beginning of the last fiscal year, nominee for election as a director of the Company, nor associates of the foregoing persons have any substantial interest, direct or indirect, in proposed amendment to our articles of incorporation which differs from that of other stockholders of the Company.

PROPOSAL BY SECURITY HOLDERS

No security holder has requested us to include any proposal in this Information Statement.

ADDITIONAL AVAILABLE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance with such act we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the public reference facilities of the Securities and Exchange Commission at 100 F Street, N.E., Washington D.C. 20549.or may be accessed at www.sec.gov.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Under SEC rules, only one annual report, information statement or Notice of Internet Availability of Proxy Materials, as applicable, need be sent to any household at which two or more of our stockholders reside if they appear to be members of the same family and contrary instructions have not been received from an affected stockholder. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses for us. Brokers with accountholders who are our stockholders may be householding these materials. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, now or at any time in the future, you no longer wish to participate in householding and would like to receive a separate annual report, information statement or Notice of Internet Availability of Proxy Materials, or if you currently receive multiple copies of these documents at your address and would prefer that the communications be householded, you should contact us at U..S. Rare Earths, Inc., 5600 Tennyson Parkway, Suite 240 Plano, TX 75024, Attn: Corporate Secretary or (972) 294-7116.

By Order of the Board of Directors
Kevin Cassidy
Chief Executive Officer and Directors

August , 2014

Appendix A

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

U.S. Rare Earths, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

The Articles of Incorporation of the Corporation are hereby amended by the addition of the following paragraph at the end of Section 4.1 of Article IV:

Effective at the date this Certificate of Amendment is filed with the Secretary of State of State of Nevada (the “Effective Date”), each [   ] shares of Voting Common Stock issued and outstanding immediately prior to the Effective Date shall be converted and combined into one (1) share of the Corporation’s Voting Common Stock, with any fractional interest rounded up to the nearest whole share.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

4. Effective date and time of filing: (optional)	Date:	Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Nevada Secretary of State Amend Profit-After
This form must be accompanied by appropriate fees.	Revised: 11-27-13